Exhibit (e)(ii)

THE ARBITRAGE FUNDS

AMENDMENT TO

DISTRIBUTION AGREEMENT

THIS AMENDMENT is made as of December 19, 2014 by and between ALPS Distributors, Inc. (“ALPS”) and The Arbitrage Funds (the “Trust”).

WHEREAS, ALPS and the Trust have entered into a Distribution Agreement dated November 1, 2011 (the “Agreement”);

WHEREAS, on November 17, 2014, the Board of Trustees of the Trust approved one new series under the Trust; and

WHEREAS, in light of the foregoing, ALPS and the Trust wish to modify the provisions of the Agreement to reflect the addition of the new series.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	APPENDIX A – LIST OF PORTFOLIOS. APPENDIX A – LIST OF PORTFOLIOS of the Agreement is replaced in its entirety with the attached APPENDIX A – LIST OF PORTFOLIOS.

2.
Remainder of the Agreement.  Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

ALPS DISTRIBUTORS, INC.		THE ARBITRAGE FUNDS

By:	/s/ Thomas A. Carter	By:	/s/ John S. Orrico
Name: Thomas A. Carter		Name: John S. Orrico
Title: Executive Vice President		Title: President

APPENDIX A

LIST OF PORTFOLIOS

THE ARBITRAGE FUND
THE ARBITRAGE EVENT-DRIVEN FUND
THE ARBITRAGE CREDIT OPPORTUNITIES FUND
THE ARBITRAGE TACTICAL EQUITY FUND